Exhibit 99.B

EXECUTION VERSION

AMENDED AND RESTATED
NON-COMPETITION AGREEMENT

DATED 14 DECEMBER, 2014
AND AMENDED AND RESTATED ON
January 25, 2016

Between

ACCOR S.A.

and

AAPC HONG KONG LIMITED

and

CHINA LODGING GROUP, LIMITED

and

QI JI

This agreement was made the 14th day of December 2014 and is amended and restated on 25th day of January 2016 (“Agreement”)

BETWEEN:

(1)                                 Accor S.A., a company organized under the laws of France under rule registration B602 036 4444 (“Accor”);

(2)                                 AAPC Hong Kong Limited, incorporated and registered in Hong Kong with company number 0259765 whose registered office is at Room 803, 8/F, AXA Centre, 151 Gloucester Road, Wan Chai, Hong Kong (“AAPC”);

(3)                                 China Lodging Group, Limited, an exempted company incorporated in the Cayman Islands having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“CLG”); and

(4)                                 Qi Ji, an individual with Singapore passport number S2741077D and having his residential address at 72 Bayshore Road, #24-15, Costa Del Sol, Singapore 469988 (“Founder”).

WHEREAS

(A)                               AAPC, AAPC Singapore Pte. Ltd.  and CLG have entered into that certain Master Purchase Agreement, dated as of the date hereof and amended and restated on the date of this Agreement, pursuant to which CLG agreed to purchase, and AAPC agreed to sell, the Target Shares (the “Master Purchase Agreement”);

(B)                               CLG and AAPC have entered into that certain Securities Purchase Agreement, dated as of the date hereof and amended and restated on the date of this Agreement, pursuant to which CLG agreed to issue to AAPC, and AAPC agreed to purchase, the Purchased Shares (as defined therein) (the “Securities Purchase Agreement”).

(C)                               At the Closing, Accor, Accor Services and CLG will enter into the MEB Master Brand Agreement, and the Brand Franchise Agreements.

(D)                               In connection with the transactions described in the foregoing recitals, and to more fully secure the benefits to each Party thereunder, the Parties have determined to set out in this Agreement certain agreements related to competition in the management and operation of Hotels.

In consideration of the mutual promises and covenants contained herein, the PARTIES AGREE AS FOLLOWS

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                            Definitions

Capitalised terms used in this Agreement (including the Recitals) and not defined herein shall have the meanings ascribed thereto in the Master Purchase Agreement, and:

“Agreement”	means this Amended and Restated Non-Competition Agreement between the parties hereto.

“Accor Competitor”

means 10 Hotel Groups, including at any time (i) Hyatt Hotels Corporation, and (ii) each of the top 9 largest Hotel Groups (by total number of Hotels), that derives at least 50% of its worldwide gross revenues from outside the Target Territories, excluding the Accor Group.

“Accor Group”

means Accor and its Subsidiaries from time to time (of which each is an “Accor Group Member”); provided that Adagio SAS shall not be deemed to be an Accor Group Member unless control of such entity shall have been acquired by an Accor Group Member.

“Accor Services”

means Accor Hotel Services Limited, a company incorporated and registered in Hong Kong with company number 2287474 whose registered office is at Room 803, 8/F, AXA Centre, 151 Gloucester Road, Wan Chai, Hong Kong.

“Affiliate”

means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“CLG Group”	CLG and its Subsidiaries from time to time (of which each is a “CLG Group Member”).

“CLG Competitor”	means at any time each of the top 10 largest Hotel Groups (by total number of Hotels) that derives more than 50% of its worldwide gross revenues from the Target Territories, excluding the CLG Group.

“control”

(including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“date hereof”	means December 14, 2014.

“Disposal”

means, in respect of any securities, property or other asset, any direct or indirect sale, assignment, transfer, distribution or other disposition thereof (including any effective economic disposition of any interest therein or by virtue of any issuance of equity securities of any

Person holding such securities, property or other asset) or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.  For the avoidance of doubt, except as set forth in Clause 2.1(a), (i) the transfer of shares of Accor or CLG by any of their shareholders; or (ii) the issuance of any equity interests by Accor or CLG, shall not, in and of themselves, be considered a Disposal or otherwise violate the provisions of this Agreement.

“Equity Securities”

means any shares in any Person, or securities convertible into or exchangeable into such shares, or any agreement to acquire any such shares or securities, including without limitation any option or other agreement, arrangement or understanding relating to the ownership, voting or transfer of shares.

“Exclusive Franchise Offer”	has the meaning given to it in Clause 2.4.

“Founder’s Ownership”

means the number of Securities owned by the Founder, directly or indirectly, including without limitation any Ordinary Shares owned or controlled by the Trustee under any trust for the benefit of the Founder and/or his family.

“Franchised Brands”	has the meaning set forth in the MEB Master Brand Agreement or the LUB Brand Franchise Agreement (as the context requires).

“Hotel Business”	means the owning, leasing, operations, managing and/or franchising of Hotels.

“Hotel Group”	means any Person or group of Persons whose primary business is to directly or indirectly operate, manage, or franchise Hotels.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“Hotels”	means any hotel, motel, lodge, inn or other facility providing for short term accommodations; however, excluding any serviced apartment.

“Launch”	with respect to any hotel brand, means its public introduction.

“LUB Brand Franchise	means, the Brand Franchise Agreement between Accor,

Agreement”	Accor Services and Newco2, dated as of .

“Luxury and Upscale Market Segments”

means, at any time, Hotels that are part of chains (or that otherwise would be) designated as belonging to the Luxury, Upper Upscale and/or Upscale market segments in the then latest STR Global Chain Scales.

“MEB Master Brand Agreement”	means, the Master Brand Agreement, between Accor, Accor Services, CLG and Newco1, dated as of

“Midscale and Economy Market Segments”

means, at any time, Hotels that are part of chains (or that otherwise would be) designated as belonging to the Upper Midscale, Midscale and/or Economy segments in the then latest STR Global Chain Scales.

“Midscale Market Segment”	means, at any time, Hotels that are part of chains (or that otherwise would be) designated as belonging to the Upper Midscale and/or Midscale segments in the then latest STR Global Chain Scales.

“Newco1”

means ACL Greater China Limited, a company incorporated and registered in Hong Kong with company number 2161347, whose registered office is at Room 803, 8/F AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong.

“Newco2”

means AAPC Hotel Management Limited, a company incorporated and registered in Hong Kong with company number 2234018, whose registered office is at Room 803, 8th Floor, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong.

“Ordinary Shares”

means ordinary shares issued by CLG with par value US$0.0001 per share, including without limitation, Ordinary Shares represented by American Depositary Shares (and, for the avoidance of doubt, “Ordinary Shares” for purposes of Clause 3.2 shall include such American Depositary Shares).

“Ownership Threshold”	means the number of Ordinary Shares representing thirty percent (30%) of the issued and outstanding share capital of CLG.

“Parties”	means each of the parties to this Agreement.

“Person”	means any natural person, partnership, firm, corporation, company, limited liability company, association, trust, unincorporated organization or other entity.

“PRC”	means the Peoples’ Republic of China.

“Purchased Shares”	has the meaning set forth in the Securities Purchase Agreement.

“Real Property”	means any real property, including without limitation, that on which any Hotel is located.

“Real Property Business”	means any Person or group of Persons whose primary business is to directly or indirectly own property rights in Real Property.

“Restricted Period”	means the period commencing upon the date hereof and ending upon the seventh anniversary of the Closing Date (as defined in the Master Purchase Agreement).

“Securities”

means any securities issued by a Person (including without limitation, ordinary shares, preferred shares and American Depositary Shares) and any options to acquire any such securities and any securities that are convertible into any of them.

“Significant Interest”

means, in respect of any Person: (i) ownership of (or the right to own, acquire, vote or otherwise control) Equity Securities representing ten percent (10%) or more of the issued and outstanding share capital of such Person, (ii) the right to appoint a member of the board of directors or similar supervisory body of such Person, and/or (iii) ownership of other significant governance rights in respect of such Person (including, without limitation, the right to approve or be offered the opportunity to participate in any merger, acquisition, divesture or business combination or transfer).

“Subsidiary”

means, with respect to any specified Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person directly or indirectly through one or more intermediaries.

“Substituted Hotel Brand”	has the meaning given to it in Clause 2.3.

“Territories”	means the PRC, Taiwan and Mongolia.

“Trustee”	means Credit Suisse Trust Limited, a company incorporated in Singapore and having its registered office address at 1 Raffles Link #05-02 Singapore 039393, or any replacement trustee.

1.2.                            Miscellaneous

In this Agreement, unless the context otherwise requires:

(a)                                 references to “Clauses”, “Recitals” and “Schedules” are references to Clauses of, Recitals to and Schedules to this Agreement;

(b)                                 references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

(c)                                  references to any document are to be construed as references to such document as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time;

(d)                                 a reference to a legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept, in respect of a jurisdiction other than Hong Kong, shall be deemed to be a reference to whatever most closely equates to the Hong Kong legal term in that jurisdiction;

(e)                                  references to dates and times are references to Hong Kong dates and times;

(f)                                   headings and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement; and

(g)                                  the Recitals and Schedules to this Agreement form part of it and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.                                      RESTRICTIVE COVENANTS; NON-COMPETITION

The Parties agree as follows, in each case solely during the Restricted Period:

2.1.                            Restrictive Covenants of CLG

(a)                                 Subject to Clause 2.1(b), CLG shall procure that no CLG Group Member, directly or indirectly, by itself or with or through any other Person:

(i)                                    operate, license, manage or franchise and/or own and/or purchase any rights in or to, in each case, any brands of an Accor Competitor in the Target Territories; or

(ii)                                 grant or sell a Significant Interest to any Accor Competitor,

or enter into any agreement, arrangement or understanding to do any of the foregoing.

(b)                                 Notwithstanding Clause 2.1(a) above, nothing in this Agreement shall prohibit any CLG Group Member from :

(i)                                    acquiring a non-controlling interest in any entity, other than an Accor Competitor, that has an existing business alliance or franchise arrangement with an Accor Competitor;

(ii)                                 acquiring a controlling interest in a CLG Competitor that has an existing business alliance or franchise arrangement with an Accor Competitor; provided that such CLG Group Member shall not expand such alliance or arrangement to include new brands;

(iii)                             entering into business alliances or franchise arrangements with any party, including any Accor Competitor, with respect to (A) any market outside the Target Territories; (B) the operation, license, management or franchise, ownership, or purchase of any business other than a Hotel Business, or (C) the offer of, or operating of, any distribution, telecommunications, IT services or procurement services, as well as other peripheral services to Hotels or Hotel brands (including without limitation Hotels and Hotel brands of any Accor Competitor), provided that: (i) any distribution arrangement does not favour any other brand or Hotel more than brands or Hotels of the Accor Group; (ii) no CLG Group Member shall provide any dedicated distribution services to an Accor Competitor other than through a multi-branded platform; and (iii)  no CLG Group Member shall enter into any agreement or other arrangement for the linkage, combination, exchange or sharing of any customer loyalty, membership, reward, or other similar program with that of any Accor Competitor.

2.2.                            Restrictive Covenants of Accor

(a)                                 Accor shall not, and shall procure that no Accor Group Member shall, directly or indirectly, acquire or hold Equity Securities that would result in Accor, directly or indirectly, owning a Significant Interest in any CLG Competitor or any Subsidiary of a CLG Competitor.

(b)                                 Notwithstanding Clause 2.2(a) above, nothing in this Agreement shall prohibit any Accor Group Member from:

(i)                                    acquiring a non-controlling interest in any entity, other than a CLG Competitor, that has an existing business alliance or franchise arrangement with a CLG Competitor;

(ii)                                 acquiring a controlling interest in an Accor Competitor that has an existing business alliance or franchise arrangement with a CLG Competitor; provided that such Accor Group Member shall not expand such alliance or arrangement to include new brands; or

(iii)                             entering into business alliances or franchise arrangements with any party, including any CLG Competitor, with respect to (i) the operation, license, management or franchise, ownership, or purchase of any business other than a Hotel Business, or (ii) the offer of, or operating of, any distribution, telecommunications, IT services or procurement services, as well as other peripheral services to Hotels or Hotel brands (including without limitation Hotels of any CLG Competitor), provided that: (i) any distribution arrangement does not favour any other brand or Hotel more than brands or Hotels of the CLG Group; (ii) no Accor Group Member shall provide any dedicated distribution services to a CLG Competitor other than through a multi-branded platform and (iii) no Accor Group Member shall enter into any agreement or other arrangement for the linkage, combination, exchange or sharing of any customer loyalty, membership, reward, or other similar program with that of any CLG Competitor.

2.3.                            Brand Substitution; Rebranding

If any Accor Group Member substitutes, on a global basis, any new hotel brand (“Substituted Hotel Brand”) for any Franchised Brand under the MEB Master Brand Agreement or the LUB Brand Franchise Agreement, Accor shall, no later than 30 days following such substitution, notify CLG and (with respect to a Franchised Brand under the LUB Brand Franchise Agreement) Newco2, of the same, and within 60 days of such notice the relevant Accor Group Member shall enter into a new brand franchise agreement:

(a)                                 with respect to a Franchised Brand under a MEB Brand Franchise Agreement, with CLG, pursuant to which CLG shall be granted (i) in the case of a Substituted Hotel Brand for any Co-development Brand, a non-exclusive franchise within the Territories with respect to such Substituted Hotel Brand, and (ii) in all other cases, an exclusive franchise within the Territories with respect to such Substituted Hotel Brand; in the case of each of (i) and (ii), on terms and conditions no less favorable to CLG than the terms and conditions in the existing MEB Brand Franchise Agreement in effect immediately prior to such substitution; and

(b)                                 with respect to a Franchised Brand under the LUB Brand Franchise Agreement, with Newco2, pursuant to which Newco2 shall be granted (i) in the case of a Substituted Hotel Brand for any Co-development Brand, a non-exclusive franchise within the Territories with respect to such Substituted Hotel Brand, and (ii) in all other cases, an exclusive franchise within the Target Territories with respect to such Substituted Hotel Brand; in the case of each of (i) and (ii), on terms and conditions no less favorable to Newco2 than the terms and conditions in the LUB Brand Franchise Agreement in effect immediately prior to such substitution.

All costs associated with such substitution, including without limitation the reasonable fees and expenses of CLG’s and Newco2’s legal counsel, but excluding any costs related to signage or changes to Hotels, shall be borne by Accor.

2.4.                            Creation of New Hotel Brand

If any Accor Group Member Launches in the Target Territories any new brand positioned by Accor to target (i) the Midscale and Economy Market Segments, or (ii) the Luxury and Upscale Market Segments (whether part of a global Launch or otherwise) (“Newly Created Hotel Brand”), then Accor shall procure that, no later than 30 days following such Launch, the relevant Accor Group Member delivers a written notice (“ROFR Notice”) pursuant to which it offers to grant to:

(a)                                 in the case of a brand targeting the Midscale and Economy Market Segments, CLG, an exclusive franchise for such Newly Created Hotel Brand within the Territories; or

(b)                                 in the case of a brand targeting the Luxury and Upscale Market Segments, Newco2, an exclusive franchise for such Newly Created Hotel Brand within the Target Territories, in each case, on terms set out in the ROFR Notice, which shall be on prevailing market terms consistent with generally accepted industry practices (an “Exclusive Franchise Offer”), which CLG or Newco2 (as the case may be) may accept by delivering a written notice of acceptance (“Transfer Notice”) within 60 days after receipt, following which, CLG or Newco2 (as the case may be) and Accor shall enter into a new franchise agreement in respect of the Newly Created Hotel Brand, on the terms set out in the ROFR Notice, and the Newly Created Hotel Brand shall be deemed a “Franchised Brand” under the MEB Master Brand Agreement, or the LUB Brand Franchise Agreement (as the case may be). In the event that CLG or Newco2 rejects an offer contained in an ROFR Notice, or fails to deliver a Transfer Notice, any Accor Group Member may offer such franchise to a third party other than a CLG Competitor on terms no more favourable to the third party than those provided in the ROFR Notice. Notwithstanding anything herein to the contrary, nothing shall prevent any Accor Group Member from operating, managing, licensing, owning or franchising any Hotels under a Newly Created Hotel Brand in the Target Territories if CLG or Newco2 (as the case may be) rejects an Exclusive Franchise Offer or fails to deliver a Transfer Notice.

2.5.                            Real Property Businesses

For the avoidance of doubt, this Agreement shall not prevent any Accor Group Member from acquiring (whether in or outside of the Target Territories) any (i) interest in a Real Property Business, or (ii) direct interest in any Real Property.

2.6.                            Termination

CLG’s obligations under this Clause 2 shall terminate following the material breach by Accor of any of its obligations contained in this Clause 2, which material breach shall continue for a period of 120 days after written notice thereof from CLG.  Such termination such be without prejudice to Accor’s rights in respect of CLG’s prior breach thereof.

Accor’s obligations under this Clause 2 shall terminate following the material breach by CLG of any of its obligations contained in this Clause 2, which material breach shall continue for a period of 120 days after written notice thereof from Accor.  Such termination such be without prejudice to CLG’s rights in respect of Accor’s prior breach thereof.

This Agreement shall automatically terminate upon the termination of (i) the Master Purchase Agreement prior to Closing, or (ii) the MEB Master Brand Agreement.

3.                                      LOCK-UP AND STANDSTILL RESTRICTIONS

3.1.                            During the period commencing as of the Closing and ending on the first (1st) anniversary thereof, AAPC shall not, directly or indirectly, effect or permit to be effected any Disposal of any of the Purchased Shares from time to time owned or held by it or any of its Affiliates, without the prior written consent of CLG, other than any transfer of the Purchased Shares by AAPC to any Accor Group Member, provided that such Accor Group Member executes a deed of adherence wherein it agrees to be bound by the terms and conditions of this clause 3 applicable to AAPC and AAPC at all times be responsible for procuring such Accor Group Member’s adherence with such terms and conditions.

3.2.                            AAPC further agrees that, from the date hereof until the earliest of (i) termination of the Master Purchase Agreement, (ii) after Closing, AAPC no longer holding, directly or indirectly, any Purchased Shares, and (iii) after Closing, the first anniversary of AAPC no longer having the right to appoint a member of the board of directors of CLG pursuant to the Securities Purchase Agreement (the “Standstill Period”), neither it nor its Affiliates (nor anyone acting on behalf of any such persons) shall, without the prior written consent of CLG, directly or indirectly:

(a)                                 acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or direct or indirect rights to acquire any Equity Securities of CLG, or of any successor to CLG, other than purchases of: (A) prior to Closing, 17,542,932 Ordinary Shares (adjusted for any stock splits, reverse stock splits, stock dividends or similar events), (B) from and after Closing, Ordinary Shares resulting in AAPC and its Affiliates collectively owning in the aggregate no greater than the greater of (x) 41,931,160 Ordinary Shares (adjusted for any stock splits, reverse stock splits, stock dividends or similar events) and (y) Ordinary Shares representing ten percent (10%) of the total issued and outstanding share capital of CLG; and in addition to (B), (C) half of the number of Ordinary Shares by which the Founder’s Ownership exceeds the Ownership Threshold;

(b)                                 otherwise act, alone or in concert with others, to seek or propose to influence or control the board of directors or the management or policies of CLG, or to make or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of CLG, or to seek to advise or influence any person or entity with respect to the voting of any voting securities of CLG;

(c)                                  make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, restructuring, recapitalization, reorganization, consolidation, tender or exchange offer, business combination or other extraordinary transaction of or involving CLG or any of its Subsidiaries or any of their securities or assets;

(d)                                 enter into any discussions, negotiations, arrangements, agreements or understandings (whether written or oral) with or advise, assist or encourage any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), in connection with any of the foregoing;

(e)                                  make, in each case to CLG or any third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing; or

(f)                                   request CLG, directly or indirectly, to amend or waive any provision of this Clause 3.2 (including this sentence).

For the avoidance of doubt, nothing herein shall restrict AAPC or any of its Affiliates from exercising their voting and other rights and complying with their obligations, in each case, as shareholders or board members of CLG (as applicable) in accordance with terms of any Equity Securities of CLG owned by them, or from complying with any reporting obligations with respect to any Equity Securities of CLG owned by them to which they are subject by law or any securities exchange.

3.3.                            CLG and the Founder agrees that, from the date hereof until the earlier of (i) termination of the Master Purchase Agreement, or (ii) after Closing, the termination of the MEB Master Brand Agreement (the “CLG Standstill Period”), neither of them nor their Affiliates (nor anyone acting on behalf of any such persons) shall, without the prior written consent of Accor, directly or indirectly:

(a)                                 acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or direct or indirect rights to acquire any securities of Accor, or of any successor to Accor, other than purchases which result in CLG, the Founder, or any of their respective Affiliates, collectively, owning an aggregate number of Equity Securities representing no more than 5% of the issued share capital of Accor (adjusted for any stock splits, reverse stock splits, stock dividends or similar events);

(b)                                 otherwise act, alone or in concert with others, to seek or propose to influence or control the board of directors or the management or policies of Accor, or to make or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of Accor, or to seek to advise or influence any person or entity with respect to the voting of any voting securities of Accor;

(c)                                  make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, restructuring, recapitalization, reorganization, consolidation, tender or exchange offer, business combination or other extraordinary transaction of or involving Accor or any of its Subsidiaries or any of their securities or assets;

(d)                                 enter into any discussions, negotiations, arrangements, agreements or understandings (whether written or oral) with or advise, assist or encourage any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), in connection with any of the foregoing;

(e)                                  make, in each case to Accor or any third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing; or

(f)                                   request Accor, directly or indirectly, to amend or waive any provision of this Clause 3.3 (including this sentence).

4.                                      REPRESENTATIONS AND WARRANTIES

4.1.                            CLG’s Representations and Warranties

CLG represents and warrants that as of the date hereof neither it nor any of its Affiliates owns any Securities issued by, or any Significant Interest in, any Accor Competitor.

4.2.                            Accor’s Representations and Warranties

Accor represents and warrants that as of the date hereof neither it nor any of its Subsidiaries owns any Securities issued by, or any Significant Interest in, any CLG Competitor.

As of the date hereof, neither Accor nor any of its Subsidiaries owns Securities of CLG.

5.                                      AGREEMENTS

5.1.                            No Solicitation or Negotiation

Accor agrees that between the date hereof and the earlier of (a) the Closing and (b) the termination of the Master Purchase Agreement, none of Accor or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase, directly or indirectly, of all or any portion of the capital stock of any of the Transferred Subsidiaries or the Assets (other than any of the Retained Hotels) or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to, directly or indirectly, any of the Transferred Subsidiaries or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Accor immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Accor shall notify CLG promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to CLG, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Accor agrees not to, and to cause the members of the Target Group not to, without the prior written consent of CLG, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any member of the Target Group is a party.

5.2.                            Reentry into the Luxury and Upscale Market Segment

If at any time during the eighteen (18) months following the date on which AAPC and its Affiliates cease to hold any Securities in Newco2 as a consequence of the exercise by CLG Investor of its rights pursuant to Clause 12.7 in connection with an Accor Transfer (as defined in the Newco2 Shareholders Agreement), Accor or any of its Affiliates wishes to conduct a Hotel Business involving one or more of the Seller LU Brands in the Target Territories, Accor shall provide CLG written notice thereof no less than 90 days prior to conducting any such Hotel Business (the “Reentry Notice”).  CLG shall have the right, exercisable by written notice to Accor no later than 60 days after its receipt of the Reentry Notice (the “Participation Notice”), to participate as a minority shareholder (with an interest comparable to CLG’s interest in Newco2) in such Hotel Business on terms and conditions no less favorable to CLG than the terms and conditions applicable to CLG under the Newco2 Shareholders Agreement.  Upon issuance of the Participation Notice, Accor and CLG shall negotiate in good faith definitive agreements reflecting such terms and conditions.

6.                                      GENERAL

6.1.                            Fees and Expenses

Except as specifically set out in this Agreement, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

6.2.                            Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Agreement.

6.3.                            Notices

All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted shall be in writing and shall be in English and be deemed given when received by: (i) delivery personally or by commercial messenger; (ii) via a recognized overnight courier service, or (iii) facsimile or email transmission; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to Accor:

Accor S.A.

Immeuble Odyssey

110 Avenue de France

75210 Paris 13, France

Email:  Sophie.Stabile@accor.com / Francois.Pinon@accor.com

Fax number: +33 1 45 38 87 78

Attention:  Sophie Stabile, Global CFO / Francois Pinon, Group General Counsel

With a copy (which shall not constitute notice but is required) to:

Proskauer Rose LLP
Eleven Times Square
(Eighth Avenue & 41st Street)
New York, NY 10036-8299

Email: jhorwitz@proskauer.com

Fax: +1 212-969-2900

Attention: Jeffrey A. Horwitz, Esq.

Proskauer Rose
Suites 1701-1705, 17/F
Two Exchange Square
8 Connaught Place, Central
Hong Kong

Email: ytal@proskauer.com

Fax: +852 3410 8001

Attention: Yuval Tal, Esq.

If to AAPC:

AAPC Hong Kong Limited
Room 803, 8th Floor, AXA Centre

151 Gloucester Road, Wanchai, Hong Kong

Email:                                                              louise.daley@accor.com

Fax number:                          +65 6820 7081

Attention:                                         Louise Daley

With a copy (which shall not constitute notice but is required) to:

Proskauer Rose LLP
Eleven Times Square
(Eighth Avenue & 41st Street)
New York, NY 10036-8299

Email: jhorwitz@proskauer.com

Fax: +1 212-969-2900

Attention: Jeffrey A. Horwitz, Esq.

Proskauer Rose
Suites 1701-1705, 17/F
Two Exchange Square
8 Connaught Place, Central
Hong Kong

Email: ytal@proskauer.com

Fax: +852 3410 8001

Attention: Yuval Tal, Esq.

If to CLG:

China Lodging Group, Limited
c/o Codan Trust Company (Cayman) Limited
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111

Email: jiqi@huazhu.com

Fax: +86 21 959536

With a copy (which shall not constitute notice but is required) to:

Shearman & Sterling LLP

12/F East Tower, Twin Towers

B-12 Jianguomenwai Dajie

Beijing, 100022, PRC

Email: Lee.Edwards@shearman.com

Fax: +86 10 6563 6001

Attention: Lee Edwards, Esq.

If to Qi Ji:	Qi Ji 72 Bayshore Road, #24-15 Costa Del Sol, Singapore 469988

Email: jiqi@huazhu.com Fax: +86 21 959536

Any Party may change its address specified above by giving each other Party Notice of such change in accordance with this Clause 6.3. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

6.4.                            Amendments; Waivers

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each Party hereto, or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5.                            Construction

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

6.6.                            Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

6.7.                            Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to principles of conflicts of law thereunder.

6.8.                            Arbitration

(a)                                 In the event of any controversy or dispute between or among the Parties and any other persons executing this Agreement arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, the relevant Parties shall attempt, promptly, diligently and in good faith, to resolve any such controversy or dispute by attending a meeting to discuss such dispute.  If the Parties are unable to resolve any such controversy or dispute within a reasonable time (but in no event exceeding sixty calendar days) of one Party giving notice in writing to the other requesting that amicable settlement be attempted, then a Party may require, by making a submission (the date of such submission, the “Submission Date”) to the Hong Kong International Arbitration Center (“HKIAC”) in Hong Kong that the controversy or dispute be finally resolved by binding arbitration administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date hereof including such additions to the UNCITRAL Arbitration Rules as are therein contained and as amended below (the “Arbitration Rules”):

(i)                                     The arbitration proceedings shall be conducted in Hong Kong.

(ii)                                  The arbitration tribunal shall consist of three arbitrators, one appointed by Accor and one appointed by CLG.

(iii)                               A third arbitrator shall be appointed by agreement between Accor and CLG within thirty days of the Submission Date, and if such Parties fail to jointly appoint the third arbitrator he shall be appointed in accordance with the Arbitration Rules.

(iv)                              The arbitration proceedings shall be conducted in English.

(v)                                 All costs of arbitration (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(vi)                              The Parties irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any suit, action or proceedings in arbitration as is referred to this Clause and any claim that any such proceedings have been brought in an inconvenient or inappropriate forum.

(b)                                 HKIAC shall have exclusive jurisdiction with regard to all claims arising under or relating to this Agreement. Notwithstanding the foregoing, in the event that either Party desires to seek an emergency temporary restraining order and/or preliminary injunction, the sixty day mediation period above shall not apply, and said Party may, but shall not be required to, seek such provisional remedy in the courts of Hong Kong (and the parties irrevocably consent to the jurisdiction of such courts) or any other relevant jurisdiction in aid of the arbitration proceeding in order to prevent a continuing violation of this Agreement.

(c)                                  The Parties hereby waive in any legal proceedings concerning or arising out of any such arbitration, including without limitation proceedings to compel arbitration, stay litigation, issue interim measures of protection including attachments, issue an injunction prior to the constitution of the arbitral tribunal, recognize or enforce an arbitral award, or enforce a court judgment issued on an arbitral award (“Ancillary Proceedings”) any defense of lack of personal jurisdiction or forum non conveniens or other similar doctrine and further irrevocably agree that decision in arbitration as provided above shall be conclusive and binding upon the Parties and may be enforced in the courts of any jurisdiction.

(d)                                 All arbitration awards shall be final and binding and may be enforced in the courts of any jurisdiction.  The Parties agree that, if enforcement of the award (following confirmation by a Hong Kong court) is sought in the PRC, neither Party shall challenge the award or its enforceability in any court in the PRC, if the award has been recognized by a Hong Kong court.

(e)                                  Each Party and any other person executing this Agreement hereby unconditionally and irrevocably: (1) agrees that, should any legal action or arbitral proceeding be brought against it in relation to a dispute arising under or related to this agreement, no immunity (sovereign or otherwise) from such legal action or arbitral proceeding shall be claimed by or on behalf of itself and is hereby waived to the maximum extent permitted by law; (2) consents generally to the maximum extent permitted by law in respect of the enforcement of any order, judgment or arbitral award against it in any relevant proceedings, to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, to the maximum extent permitted by law, the making, enforcement or execution against or in respect of any property used for commercial activity whatsoever; and (3) expressly disavows and waives to the maximum extent permitted by law any right to claim sovereign immunity in connection with any proceedings to compel arbitration or any proceedings to enforce or execute upon any arbitral award arising under or related to this agreement.

6.9.                            Execution

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

6.10.                     Severability

If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.11.                     Survival

Clause 5.2 shall survive the termination of this Agreement.

6.12.                     No Third Party Beneficiaries

(a)                                 Except where a provision of this Agreement specifically confers rights on a class of persons or persons fitting a certain description (but subject to Clause

6.12(b)), a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (“CROPTO”) to enforce any term of this Agreement.

(b)                                 Notwithstanding Clause 6.12(a), the following persons who are not parties to this Agreement shall not have any rights under the CROPTO to enforce any term of this Agreement: (i) any owner, franchisee lessee or lessor of any hotel managed or to be managed by China Lodging Group, Limited or any of its Subsidiaries or Accor S.A. or any of its Affiliates, in their capacity as such; or (ii) any of the public shareholders from time to time of either China Lodging Group, Limited or Accor S.A. in their capacity as such; provided that the persons referred to in (i) and (ii) do not include Accor S.A., China Lodging Group, Limited, Qi Ji or any of their respective Affiliates or with respect to any rights expressly conferred upon any of them (by name or as members of a class or description) in this Agreement.

(c)                                  The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person who is not a party to this Agreement.

(d)                                 Any person who is not a party to this Agreement shall not be entitled to assign any of its rights under this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first set forth above.

ACCOR

SIGNED for and on behalf of ACCOR S.A. acting by its authorized signatory		) ) ) ) )	/s/ Sebastien Bazin
in the presence of:			Name: Sébastien Bazin
Title: CEO

Witness Signature:	/s/ François Pinon

Name:	François Pinon

Address:	Odyssey – Paris (France)

Occupation:	Group General Counsel

AAPC

THE COMMON SEAL of AAPC HONG KONG LIMITED was hereunto affixed		) ) ) ) ) )	Common Seal /s/ Michael Issenberg
in the presence of:			Name: Michael Issenberg
Title: Director

Witness Signature:	/s/ Natta Charoennaew

Name:	Natta Charoennaew

Address:	Block 203 Serangoon Central #06-80 Singapore 550203

Occupation:	Legal Assistant

CLG

THE COMMON SEAL of CHINA LODGING GROUP, LIMITED was hereunto affixed		) ) ) ) ) )	Common Seal /s/ Ji Qi
in the presence of:			Name: Ji Qi
Title: Chairman of the Board of Directors

Witness Signature:	/s/ Rong Yuewu

Name:	Rong Yuewu

Address:	2266 Hongqiao Road, 200336 Shanghai P.R. China

Occupation:	Legal Director

FOUNDER

SIGNED, SEALED and DELIVERED by QI JI acting by its authorized signatory		) ) ) ) )	Small seal /s/ Ji Qi
in the presence of:			Name: Ji Qi
Title: Chairman of the Board of Directors

Witness Signature:	/s/ Rong Yuewu

Name:	Rong Yuewu

Address:	2266 Hongqiao Road, 200336 Shanghai P.R. China

Occupation:	Legal Director